Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-290665 and 333-290665-01

(To Prospectus dated December 8, 2025,

Prospectus Supplement dated December 8, 2025 and

Product Supplement EQUITY MLI-1

dated December 8, 2025)

85,000 Units $10 principal amount per unit CUSIP No. 09711V144	Pricing Date Settlement Date Maturity Date	March 26, 2026 April 2, 2026 April 2, 2030

BofA Finance LLC

Step Down Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the Worst-Performing of the EURO STOXX 50® Index, the Nikkei Stock Average Index and the S&P 500® Index

Fully and Unconditionally Guaranteed by Bank of America Corporation

■Contingent Coupon Payments (with Memory) payable quarterly on the applicable Coupon Payment Date if the Observation Value of the Worst-Performing Market Measure, which will be one of the EURO STOXX 50® Index, the Nikkei Stock Average Index and the S&P 500® Index (each an “Index” and collectively the “Indices”), on the applicable quarterly Coupon Observation Date is greater than or equal to 75% of its Starting Value.

■The Contingent Coupon Payment (with Memory) payable on any quarterly Coupon Payment Date will be calculated according to the following formula: (i) the product of the Contingent Coupon Payment (with Memory) applicable to a single Coupon Payment Date and the number of Coupon Payment Dates that have occurred up to the relevant Coupon Payment Date (inclusive of the relevant Coupon Payment Date) minus (ii) the sum of all Contingent Coupon Payments (with Memory) previously paid. The Contingent Coupon Payment (with Memory) applicable to a single Coupon Payment Date is $0.25 per unit (equal to a rate of approximately 10.00% per annum).

■Automatically callable if the Observation Value of the Worst-Performing Market Measure on any quarterly Call Observation Date, beginning approximately one year after the pricing date, is at or above its Call Value (the Call Value steps down annually over the term of the notes; see Summary Schedule on page TS-3). If the notes are called, on the applicable Call Payment Date you will receive the principal amount of your notes plus the Contingent Coupon Payment (with Memory) otherwise due. No further amounts will be payable following an automatic call.

■If not called, a maturity of approximately four years.

■If not called, at maturity, if the level of the Worst-Performing Market Measure has not decreased by more than 45%, a return of principal; otherwise, 1-to-1 downside exposure to decreases in the Worst-Performing Market Measure from its Starting Value, with up to 100.00% of the principal amount at risk. At maturity the final Contingent Coupon Payment (with Memory) will also be payable if the Observation Value of the Worst-Performing Market Measure on the final Coupon Observation Date is greater than or equal to 75% of its Starting Value.

■The notes are not linked to a basket composed of the Indices. Any depreciation in the level of any Index will not be offset by any appreciation in the level of any other Index.

■All payments are subject to the credit risk of BofA Finance LLC, as issuer of the notes, and the credit risk of Bank of America Corporation, as guarantor of the notes

■Limited secondary market liquidity, with no exchange listing

The notes are being issued by BofA Finance LLC (“BofA Finance”) and are fully and unconditionally guaranteed by Bank of America Corporation (“BAC”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-8 of this term sheet, page PS-4 of the accompanying product supplement, page S-7 of the accompanying Series A MTN prospectus supplement and page 7 of the accompanying prospectus.

The initial estimated value of the notes as of the pricing date is $9.622 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-8 of this term sheet and “Structuring the Notes” on page TS-14 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

_________________________

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

_________________________

	Per Unit	Total
Public offering price	$10.00	$850,000
Underwriting discount(1)	$0.15	$12,750
	$0.05	$4,250
Proceeds, before expenses, to BofA Finance	$9.80	$833,000

(1)The underwriting discount reflects a sales commission of $0.15 per unit and a structuring fee of $0.05 per unit.

The notes and the related guarantee:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities

March 26, 2026

Step Down Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the Worst-Performing of the EURO STOXX 50® Index, the Nikkei Stock Average Index and the S&P 500® Index, due April 2, 2030

Summary

The Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the Worst-Performing of the EURO STOXX 50® Index, the Nikkei Stock Average Index and the S&P 500® Index, due April 2, 2030 (the “notes”) are our senior unsecured debt securities. Payments on the notes are fully and unconditionally guaranteed by BAC. The notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally in right of payment with all of BofA Finance’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and the related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor.  The notes will pay a Contingent Coupon Payment (with Memory) on the applicable Coupon Payment Date if the Observation Value of the Worst-Performing Market Measure (as described in "Terms of the Notes" below) on the applicable quarterly Coupon Observation Date is greater than or equal to its Coupon Barrier. The Contingent Coupon Payment (with Memory) payable on any quarterly Coupon Payment Date will be calculated according to the formula described below in “Terms of the Notes—Contingent Coupon Payments (with Memory).” The notes will be automatically called if the Observation Value of the Worst-Performing Market Measure on any Call Observation Date is equal to or greater than its Call Value. If your notes are called, you will receive the Call Payment on the applicable Call Payment Date, and no further amounts will be payable on the notes. If your notes are not called, at maturity, if the Ending Value of the Worst-Performing Market Measure is greater than or equal to its Threshold Value, you will receive the principal amount; otherwise, your notes are subject to 1-to-1 downside exposure to decreases in the Worst-Performing Market Measure from its Starting Value, with up to 100.00% of the principal amount at risk. At maturity the final Contingent Coupon Payment (with Memory) will also be payable if the Observation Value of the Worst-Performing Market Measure on the final Coupon Observation Date is greater than or equal to its Coupon Barrier. All payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Worst-Performing Market Measure, subject to our and BAC’s credit risk. See “Terms of the Notes” below.

The economic terms of the notes are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked notes and the economic terms of certain related hedging arrangements. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities. This difference in funding rate, as well as the underwriting discount and costs associated with hedging the notes, reduced the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you are paying to purchase the notes is greater than the initial estimated value of the notes.

On the cover page of this term sheet, we have provided the initial estimated value for the notes.  This initial estimated value was determined based on our, BAC’s and our other affiliates’ pricing models, which take into consideration BAC’s internal funding rate and the market prices for the hedging arrangements related to the notes.  For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-14.

Terms of the Notes
Issuer:	BofA Finance LLC (“BofA Finance”)
Guarantor:	Bank of America Corporation (“BAC”)
Principal Amount:	$10.00 per unit
Term:	Approximately four years, if not previously called
Market Measures:	The EURO STOXX 50® Index (Bloomberg symbol: “SX5E”), the Nikkei Stock Average Index (Bloomberg symbol: “NKY”) and the S&P 500® Index (Bloomberg symbol: “SPX”), each a price return index
Worst-Performing Market Measure:

The Index with the lowest Observation Value or Ending Value, as applicable, as compared to its Starting Value, calculated as follows:

With respect to each Index on any Coupon Observation Date or Call Observation Date:

With respect to each Index on the Final Calculation Day:

Coupon Barrier:

SX5E: 4,174.45 (75.00% of its Starting Value, rounded to two decimal places).

NKY: 40,202.74 (75.00% of its Starting Value, rounded to two decimal places).

SPX: 4,857.87 (75.00% of its Starting Value, rounded to two decimal places).

Threshold Value:

SX5E: 3,061.26 (55.00% of its Starting Value, rounded to two decimal places).

NKY: 29,482.01 (55.00% of its Starting Value, rounded to two decimal places).

SPX: 3,562.44 (55.00% of its Starting Value, rounded to two decimal places).

Call Value:

With respect to each of the first through fifth Call Observation Dates:

SX5E: 5,565.93 (100.00% of its Starting Value).

NKY: 53,603.65 (100.00% of its Starting Value).

SPX: 6,477.16 (100.00% of its Starting Value).

Step Down Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-2

Step Down Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the Worst-Performing of the EURO STOXX 50® Index, the Nikkei Stock Average Index and the S&P 500® Index, due April 2, 2030

With respect to each of the sixth through ninth Call Observation Dates:

SX5E: 5,009.34 (90.00% of its Starting Value, rounded to two decimal places).

NKY: 48,243.29 (90.00% of its Starting Value, rounded to two decimal places).

SPX: 5,829.44 (90.00% of its Starting Value, rounded to two decimal places).

With respect to each of the tenth through twelfth Call Observation Dates:

SX5E: 4,174.45 (75.00% of its Starting Value, rounded to two decimal places).

NKY: 40,202.74 (75.00% of its Starting Value, rounded to two decimal places).

SPX: 4,857.87 (75.00% of its Starting Value, rounded to two decimal places).

Contingent Coupon Payments (with Memory):

The notes will pay a Contingent Coupon Payment (with Memory) on the applicable Coupon Payment Date if the Observation Value of the Worst-Performing Market Measure on the applicable quarterly Coupon Observation Date is greater than or equal to its Coupon Barrier. The Contingent Coupon Payment (with Memory) payable on any quarterly Coupon Payment Date will be calculated according to the following formula: (i) the product of the Contingent Coupon Payment (with Memory) applicable to a single Coupon Payment Date and the number of Coupon Payment Dates that have occurred up to the relevant Coupon Payment Date (inclusive of the relevant Coupon Payment Date) minus (ii) the sum of all Contingent Coupon Payments (with Memory) previously paid. The Contingent Coupon Payment (with Memory) applicable to a single Coupon Payment Date is $0.25 per unit (equal to a rate of approximately 10.00% per annum).

Call Payment:	The principal amount plus the Contingent Coupon Payment (with Memory) otherwise due on the applicable Call Payment Date.
Starting Value:	SX5E: 5,565.93 NKY: 53,603.65 SPX: 6,477.16
Ending Value:

With respect to each Index, its closing level on the Final Calculation Day. The scheduled Final Calculation Day is subject to postponement in the event of Market Disruption Events, as described beginning on page PS-26 of the accompanying product supplement.

Observation Value:	With respect to each Index, its closing level on the applicable Coupon Observation Date or Call Observation Date.
Final Calculation Day/Maturity Valuation Period:	March 26, 2030 (which is also the final Coupon Observation Date).
Coupon Payment Dates:

Approximately the fifth business day following the applicable Coupon Observation Date, subject to postponement as described beginning on page PS-25 of the accompanying product supplement; provided however, that the Coupon Payment Date related to the final Coupon Observation Date will be the maturity date.

Call Payment Dates:	The Coupon Payment Dates applicable to the relevant Call Observation Dates
Summary Schedule:

Coupon Observation Dates(1)

Coupon Barrier

(as a % of the Starting Value of each Index)

Call Observation Dates(1)

Call Value
(as a % of the Starting Value of each Index)

Threshold Value

(as a % of the Starting Value of each Index)

June 26, 2026

75%

-

-

-

September 28, 2026

75%

-

-

-

December 28, 2026

75%

-

-

-

March 30, 2027

75%

March 30, 2027

100%

-

June 28, 2027

75%

June 28, 2027

100%

-

September 27, 2027

75%

September 27, 2027

100%

-

December 27, 2027

75%

December 27, 2027

100%

-

March 27, 2028

75%

March 27, 2028

100%

-

June 26, 2028

75%

June 26, 2028

90%

-

September 26, 2028

75%

September 26, 2028

90%

-

December 27, 2028

75%

December 27, 2028

90%

-

March 26, 2029

75%

March 26, 2029

90%

-

June 26, 2029

75%

June 26, 2029

75%

-

September 26, 2029

75%

September 26, 2029

75%

-

December 27, 2029

75%

December 27, 2029

75%

-

March 26, 2030 (the final Coupon Observation Date)

75%

-

-

55%

(1)Subject to postponement in the event of Market Disruption Events, as described beginning on page PS-25 of the accompanying product supplement.

Step Down Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-3

Step Down Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the Worst-Performing of the EURO STOXX 50® Index, the Nikkei Stock Average Index and the S&P 500® Index, due April 2, 2030

Fees and Charges:	The underwriting discount of $0.20 per unit listed on the cover page.
Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance.
Events of Default:

Events of default are defined in the senior indenture. If such event occurs and is continuing, the amount payable to a holder of the notes upon any acceleration permitted under the senior indenture will be equal to the Redemption Amount described under the caption “Determining Payment on the Notes—Redemption Amount Determination” determined as if the date of acceleration were the maturity date of the notes and as if the Final Calculation Day were the fifth Market Measure Business Day prior to the date of acceleration.

Step Down Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-4

Step Down Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the Worst-Performing of the EURO STOXX 50® Index, the Nikkei Stock Average Index and the S&P 500® Index, due April 2, 2030

Determining Payments on the Notes

Contingent Coupon Payments (with Memory)

The notes will pay a Contingent Coupon Payment (with Memory) on the applicable Coupon Payment Date if the Observation Value of the Worst-Performing Market Measure on the applicable quarterly Coupon Observation Date is greater than or equal to its Coupon Barrier.

Automatic Call Provision

The notes will be called automatically if the Observation Value of the Worst-Performing Market Measure on a Call Observation Date is equal to or greater than its Call Value. If the notes are called, you will receive $10 per unit plus the Contingent Coupon Payment (with Memory) otherwise due on the applicable Call Payment Date.

Redemption Amount Determination

If the notes are not automatically called, on the maturity date, you will receive a cash payment per unit determined as follows:

You will lose all or a significant portion of the principal amount of the notes if the Ending Value of the Worst Performing Market Measure is less than its Threshold Value. Even with any Contingent Coupon Payments (with Memory), the return on the notes could be negative.

Step Down Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-5

Step Down Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the Worst-Performing of the EURO STOXX 50® Index, the Nikkei Stock Average Index and the S&P 500® Index, due April 2, 2030

The terms and risks of the notes are contained in this term sheet and in the following:

●Product supplement EQUITY MLI-1 dated December 8, 2025:
https://www.sec.gov/Archives/edgar/data/70858/000119312525311325/d19794d424b2.htm

●Series A MTN prospectus supplement dated December 8, 2025 and prospectus dated December 8, 2025: https://www.sec.gov/Archives/edgar/data/70858/000119312525310920/d51586d424b3.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us, BAC and this offering.  Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Certain terms used but not defined in this term sheet have the meanings set forth in the accompanying product supplement, the accompanying prospectus supplement and the accompanying prospectus. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

■You understand that any payment on the notes will be based solely on the performance of the Worst-Performing Market Measure.

■You anticipate that the Observation Value of the Worst-Performing Market Measure will be greater than or equal to its Coupon Barrier on most or all of the Coupon Observation Dates.

■You anticipate that the notes will be automatically called, in which case you accept an early exit from your investment, or if not automatically called that the Worst-Performing Market Measure will not decrease from its Starting Value to an Ending Value that is below its Threshold Value.

■You accept that the return on the notes will be limited to the return represented by the Contingent Coupon Payments (with Memory) even if the percentage change in the price of the Worst-Performing Market Measure is significantly greater than such return.

■You are willing to lose up to 100% of the principal amount if the notes are not called.

■You are willing to forgo dividends or other benefits of owning the stocks included in each Index.

■You are willing to accept a limited or no market for sales for the notes prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our and BAC’s actual and perceived creditworthiness, BAC’s internal funding rate and fees and charges on the notes.

■You are willing to assume our credit risk, as issuer of the notes, and BAC’s credit risk, as guarantor of the notes. for all payments under the notes, including the Redemption Amount.

■You are unwilling to accept that any payment on the notes will be based solely on the performance of the Worst-Performing Market Measure, regardless of the performance of the other Indices.

■You anticipate that the Observation Value of the Worst-Performing Market Measure will be less than its Coupon Barrier on each Coupon Observation Date.

■You wish to make an investment that cannot be automatically called prior to maturity.

■You seek an uncapped return on your investment.

■You seek principal repayment or preservation of capital.

■You want to receive dividends or other distributions paid on the stocks included in each Index.

■You seek an investment for which there will be a liquid secondary market.

■You are unwilling or are unable to take market risk on the notes, to take our credit risk, as issuer of the notes, or to take BAC’s credit risk, as guarantor of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Step Down Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-6

Step Down Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the Worst-Performing of the EURO STOXX 50® Index, the Nikkei Stock Average Index and the S&P 500® Index, due April 2, 2030

Examples of Hypothetical Payments

The following examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Contingent Coupon Payment (with Memory), the Call Payment or the Redemption Amount, as applicable, based on the hypothetical terms set forth below. The actual amount you receive and the resulting return will depend on the actual Starting Values, Coupon Barriers, Threshold Values, Call Values and Observation Values of the Indices, whether the notes are automatically called and the term of your investment. The following examples do not take into account any tax consequences from investing in the notes. These examples are based on the following hypothetical terms:

1)a Starting Value of 100.00 for the Worst-Performing Market Measure;

2)a Coupon Barrier of 75.00 for the Worst-Performing Market Measure;

3)a Threshold Value of 55.00 for the Worst-Performing Market Measure;

4)Call Values as indicated on page TS-2 for the Worst-Performing Market Measure;

5)an expected term of the notes of approximately four years if the notes are not called on any Call Observation Date;

6)the Contingent Coupon Payment (with Memory) applicable to a single Coupon Payment Date of $0.25 per unit;

7)the Coupon Observation Dates occurring quarterly beginning approximately three months after the pricing date; and

8)the Call Observation Dates occurring quarterly beginning approximately one year after the pricing date.

The hypothetical Starting Value of 100.00 for the Worst-Performing Market Measure used in these examples has been chosen for illustrative purposes only. The actual Starting Value for each Index is set forth on page TS-3 above. For recent actual levels of the Indices, see “The Indices” section below. The Observation Values and the Ending Value of each Index will not include any income generated by dividends paid on the stocks included in such Index, which you would otherwise be entitled to receive if you invested in the Indices directly. In addition, all payments on the notes are subject to issuer and guarantor credit risk.

Example 1 - The Observation Value of the Worst-Performing Market Measure on the first Coupon Observation Date is 40.00. Therefore, no Contingent Coupon Payment (with Memory) is paid on the related Coupon Payment Date.

Example 2 - The Observation Value of the Worst-Performing Market Measure on each of the first three Coupon Observation Dates is below its Coupon Barrier. Therefore, no Contingent Coupon Payment (with Memory) is paid on the related Coupon Payment Dates. The Observation Value of the Worst-Performing Market Measure on the fourth Coupon Observation Date (which is also the first Call Observation Date) is 105.00. Therefore, the notes will be automatically called at $10.00 plus the Contingent Coupon Payment (with Memory) otherwise due on the applicable Call Payment Date, calculated as follows:

the product of the Contingent Coupon Payment (with Memory) applicable to a single Coupon Payment Date and the number of Coupon Payment Dates that have occurred up to the relevant Coupon Payment Date (inclusive of the relevant Coupon Payment Date) minus (ii) the sum of all Contingent Coupon Payments (with Memory) previously paid.

= (i) $0.25 x 4 - (ii) $0.000 = $1.00 per unit

Call Payment on the first Call Payment Date = $11.00 per unit.

Example 3 - The Observation Value of the Worst-Performing Market Measure on each of the first three Coupon Observation Dates is below its Coupon Barrier. Therefore, no Contingent Coupon Payment (with Memory) is paid on the related Coupon Payment Dates. The Observation Value of the Worst-Performing Market Measure on the fourth Coupon Observation Date (which is also the first Call Observation Date) is above its Coupon Barrier but below its Call Value. Therefore, a Contingent Coupon Payment (with Memory) of $1.00 per unit ($0.25 x 4 - $0) is paid on the related Coupon Payment Date but the notes are not automatically called. The Observation Value of the Worst-Performing Market Measure on the fifth Coupon Observation Date is 75.00. Therefore, the notes are not automatically called but a Contingent Coupon Payment (with Memory) is paid on the related Coupon Payment Date, calculated as follows:

the product of the Contingent Coupon Payment (with Memory) applicable to a single Coupon Payment Date and the number of Coupon Payment Dates that have occurred up to the relevant Coupon Payment Date (inclusive of the relevant Coupon Payment Date) minus (ii) the sum of all Contingent Coupon Payments (with Memory) previously paid.

= (i) $0.25 x 5 - (ii) $1.00 = $0.25 per unit

Contingent Coupon Payment (with Memory) payable on the fifth Coupon Payment Date = $0.25 per unit.

Example 4 - The Observation Value of the Worst-Performing Market Measure on each of the first fifteen Coupon Observation Dates (which include the Call Observation Dates) is above its Coupon Barrier but below its Call Value. Therefore, the notes are not automatically called prior to maturity but a Contingent Coupon Payment (with Memory) of $0.25 per unit is paid on each of the first fifteen Coupon Payment Dates. The Ending Value of the Worst-Performing Market Measure is 95.00, which is greater than its Coupon Barrier and its Threshold Value. The Redemption Amount will equal $10.00 plus the final Contingent Coupon Payment (with Memory) of $0.25 = $10.25 per unit.

Example 5 - The Observation Value of the Worst-Performing Market Measure on each of the first fifteen Coupon Observation Dates (which include the Call Observation Dates) is above its Coupon Barrier but below its Call Value. Therefore, the notes are not

Step Down Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-7

Step Down Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the Worst-Performing of the EURO STOXX 50® Index, the Nikkei Stock Average Index and the S&P 500® Index, due April 2, 2030

automatically called prior to maturity but a Contingent Coupon Payment (with Memory) of $0.25 per unit is paid on each of the first fifteen Coupon Payment Dates. The Ending Value of the Worst-Performing Market Measure is 60.00, which is less than its Coupon Barrier but greater than its Threshold Value. The Redemption Amount will equal $10.00 but no final Contingent Coupon Payment (with Memory) will be payable at maturity.

Example 6 - The Observation Value of the Worst-Performing Market Measure on each of the first fifteen Coupon Observation Dates (which include the Call Observation Dates) is below its Coupon Barrier and its Call Value. Therefore, the notes are not automatically called prior to maturity and no Contingent Coupon Payment (with Memory) is paid on any of the first fifteen Coupon Payment Dates. If the Ending Value of the Worst-Performing Market Measure is less than its Threshold Value (which would also be less than its Coupon Barrier), the Redemption Amount will be less, and possibly significantly less, than the principal amount and no final Contingent Coupon Payment (with Memory) will be payable at maturity. For example, if the Ending Value of the Worst-Performing Market Measure is 40.00, the Redemption Amount per unit will be:

Step Down Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-8

Step Down Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the Worst-Performing of the EURO STOXX 50® Index, the Nikkei Stock Average Index and the S&P 500® Index, due April 2, 2030

Risk Factors

There are important differences between the notes and a conventional debt security.  An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-4 of the accompanying product supplement, page S-7 of the Series A MTN prospectus supplement, and page 7 of the prospectus identified above. The notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the notes or financial matters in general. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Structure-related Risks

■There is no fixed principal repayment amount on the notes at maturity. If the notes are not called and the Ending Value of the Worst-Performing Market Measure is less than its Threshold Value, you will lose up to 100% of the principal amount.

■Your investment return is limited to the return represented by the Contingent Coupon Payments (with Memory) and may be less than a comparable investment directly in the stocks included in any Index. You will not receive a payment on the notes greater than the principal amount plus the Contingent Coupon Payments (with Memory) that may be payable over the term of the notes, regardless of the extent of any increase in the value of the Indices.

■Payments on the notes will not reflect changes in the values of the Indices other than on the Coupon Observation Dates, the Call Observation Dates or the Final Calculation Day. As a result, even if the value of the Indices increase during the term of the notes, you will not receive the Contingent Coupon Payments (with Memory) over the term of the notes if the Observation Value of the Worst-Performing Market Measure on each Coupon Observation Date is less than its Coupon Barrier. Similarly, you will receive a Redemption Amount that is less than the principal amount if the Ending Value of the Worst-Performing Market Measure is less than its Threshold Value on the Final Calculation Day, even if the value of the Indices were greater than the Threshold Value prior to such Final Calculation Day.

■You may not receive any Contingent Coupon Payments (with Memory). If the Observation Value of the Worst-Performing Market Measure is less than its Coupon Barrier on each Coupon Observation Date, you will not receive any Contingent Coupon Payments (with Memory) over the term of the notes and will not receive a positive return on the notes.

■If the notes are called, you will be subject to reinvestment risk, and you will lose the opportunity to receive Contingent Coupon Payments (with Memory), if any, that otherwise might have been payable after the date of the call.

■The notes are subject to the risks of each Index, not a basket composed of the Indices, and will be negatively affected if the level of any Index decreases below its Coupon Barrier as of any Coupon Observation Date or below its Threshold Value on the Final Calculation Day, even if the levels of the other Indices are above their respective Coupon Barrier or Threshold Value as of those days.

■You will not benefit in any way from the performance of the better performing Indices.

■Because the notes are linked to three Indices, as opposed to only one, it is more likely that a Contingent Coupon Payment will not be payable on any given Coupon Payment Date or that the Ending Value of an Index will be less than its Threshold Value on the Final Calculation Day, and consequently, you will not receive a positive return on the notes and will lose some or all of your investment.

■You will be subject to risks relating to the relationship between the Indices. The less correlated the Indices, the more likely it is that the Observation Value of one of the Indices will be below its Coupon Barrier as of each Coupon Observation Date or below its Threshold Value on the Final Calculation Day.

■Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

■Payments on the notes are subject to our credit risk, and the credit risk of BAC, and any actual or perceived changes in our or BAC’s creditworthiness are expected to affect the value of the notes. If we and BAC become insolvent or are unable to pay our respective obligations, you may lose your entire investment.

■We are a finance subsidiary and, as such, will have limited assets and operations.

■BAC’s obligations under its guarantee of the notes will be structurally subordinated to liabilities of its subsidiaries.

■The notes issued by us will not have the benefit of any cross-default or cross-acceleration with other indebtedness of BofA Finance or BAC; events of bankruptcy or insolvency or resolution proceedings relating to BAC and covenant breach by BAC will not constitute an event of default with respect to the notes.

Valuation- and Market-related Risks

■The initial estimated value of the notes considers certain assumptions and variables and relies in part on certain forecasts about future events, which may prove to be incorrect. The initial estimated value of the notes is an estimate only, determined as of the pricing date by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of BAC, BAC’s internal funding rate on the pricing date, mid-market

Step Down Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-9

Step Down Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the Worst-Performing of the EURO STOXX 50® Index, the Nikkei Stock Average Index and the S&P 500® Index, due April 2, 2030

terms on hedging transactions, expectations on interest rates and volatility, price-sensitivity analysis, and the expected term of the notes.  These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

■The public offering price you are paying for the notes exceeds the initial estimated value. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value.  This is due to, among other things, changes in the prices of the Indices, changes in BAC’s internal funding rate, and the inclusion in the public offering price of the underwriting discount and costs associated with hedging the notes, all as further described in “Structuring the Notes” on page TS-14. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

■The initial estimated value does not represent a minimum or maximum price at which we, BAC, MLPF&S, BofAS or any of our other affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Indices, our and BAC’s creditworthiness and changes in market conditions.

■A trading market is not expected to develop for the notes. None of us, BAC, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks

■BAC and its affiliates’ hedging and trading activities (including trades in shares of companies included in the Indices) and any hedging and trading activities BAC or its affiliates engage in that are not for your account or on your behalf, may affect the market value and return of the notes and may create conflicts of interest with you.

■There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours.  We have the right to appoint and remove the calculation agent.

Market Measure-related Risks

■An Index sponsor may adjust its applicable Index in a way that affects its level, and has no obligation to consider your interests.

■You will have no rights of a holder of the securities represented by the Indices, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

■While BAC and our other affiliates may from time to time own securities of companies included in the Indices, except to the extent that BAC’s common stock is included in either Index, we, BAC and our other affiliates do not control any company included in either Index, and have not verified any disclosure made by any other company.

■Your return on the notes and the value of the notes may be affected by exchange rate movements and factors affecting the international securities markets, specifically changes in the countries with securities of companies represented by the Indices. In addition, you will not obtain the benefit of any increase in the value of the currencies in which the securities included in the Indices trade against the U.S. dollar, which you would have received if you had owned the securities represented by the Indices during the term of your notes, although the levels of the Indices may be adversely affected by general exchange rate movements in the market.

Tax-related Risks

■The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes.  See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-48 of the accompanying product supplement.

Other Terms of the Notes

Market Measure Business Day

The following definition shall supersede and replace the definition of a “Market Measure Business Day” set forth in the accompanying product supplement.

A “Market Measure Business Day” means a day on which:

(A)the Eurex (as to the EURO STOXX 50® Index), the Tokyo Stock Exchange (as to the Nikkei Stock Average Index) and each of the New York Stock Exchange and The Nasdaq Stock Market (as to the S&P 500® Index) (or any successor to the foregoing exchanges) is open for trading; and

(B)that Index or any successor thereto is calculated and published.

Step Down Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-10

Step Down Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the Worst-Performing of the EURO STOXX 50® Index, the Nikkei Stock Average Index and the S&P 500® Index, due April 2, 2030

The Indices

All disclosures contained in this term sheet regarding each Index, including, without limitation, its make-up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC, the sponsor of the SPX, and FTSE Russell, the sponsor of the RTY (collectively, the “Index sponsors”). The Index sponsors, which license the copyright and all other rights to its applicable Index, have no obligation to continue to publish, and may discontinue publication of, its applicable Index. The consequences of an Index sponsor discontinuing publication of the Index are discussed in the section of the accompanying product supplement beginning on page PS-31 entitled “Description of the Notes—Discontinuance of an Index.”  None of us, BAC, the calculation agent, MLPF&S or BofAS accepts any responsibility for the calculation, maintenance or publication of the Index or any successor index.

The EURO STOXX 50® Index

The SX5E was created by STOXX, which is part of the Deutsche Börse Group. Publication of the SX5E began in February 1998, based on an initial SX5E level of 1,000 at December 31, 1991. On March 1, 2010, STOXX announced the removal of the “Dow Jones” prefix from all of its indices, including the SX5E.

SX5E Composition and Maintenance

The SX5E is composed of 50 stocks from 11 Eurozone countries (Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain) of the STOXX Europe 600 Supersector indices. The STOXX 600 Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries and are organized into the following 20 Supersectors: automobiles & parts; banks; basic resources; chemicals; construction & materials; consumer products & services; energy; financial services; food, beverages & tobacco; health care; industrial goods & services; insurance; media; personal care, drug & grocery stores; real estate; retailers; technology; telecommunications; travel & leisure; and utilities.

For each of the 20 EURO STOXX regional supersector indices, the stocks are ranked in terms of free-float market capitalization. The largest stocks are added to the selection list until the coverage is close to, but still less than, 60% of the free-float market capitalization of the corresponding supersector index. If the next highest-ranked stock brings the coverage closer to 60% in absolute terms, then it is also added to the selection list. All current stocks in the SX5E are then added to the selection list.  All of the stocks on the selection list are then ranked in terms of free-float market capitalization to produce the final index selection list.  The largest 40 stocks on the selection list are selected; the remaining 10 stocks are selected from the largest remaining current stocks ranked between 41 and 60; if the number of stocks selected is still below 50, then the largest remaining stocks are selected until there are 50 stocks. In exceptional cases, STOXX’s management board can add stocks to and remove them from the selection list.

The SX5E components are subject to a capped maximum index weight of 10%, which is applied on a quarterly basis.

The composition of the SX5E is reviewed annually, based on the closing stock data on the last trading day in August. Changes in the composition of the SX5E are made to ensure that the SX5E includes the 50 market sector leaders from within the SX5E.

The free float factors for each component stock used to calculate the SX5E, as described below, are reviewed, calculated, and implemented on a quarterly basis and are fixed until the next quarterly review.

The SX5E is subject to a “fast exit rule.” The SX5E components are monitored for any changes based on the monthly selection list ranking.  A stock is deleted from the SX5E if: (a) it ranks 75 or below on the monthly selection list and (b) it has been ranked 75 or below for a consecutive period of two months in the monthly selection list.  The highest-ranked stock that is not an index component will replace it.  Changes will be implemented on the close of the fifth trading day of the month, and are effective the next trading day.

The SX5E is also subject to a “fast entry rule.”  All stocks on the latest selection lists and initial public offering (IPO) stocks are reviewed for a fast-track addition on a quarterly basis. A stock is added, if (a) it qualifies for the latest STOXX blue-chip selection list generated end of February, May, August or November and (b) it ranks within the “lower buffer” on this selection list.

The SX5E is also reviewed on an ongoing monthly basis. Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings, and bankruptcy) that affect the SX5E composition are announced immediately, implemented two trading days later and become effective on the next trading day after implementation.

SX5E Calculation

The SX5E is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight.  The formula for calculating the SX5E value can be expressed as follows:

The “free float market capitalization of the SX5E” is equal to the sum of the product of the price, the number of shares and the free float factor and the weighting cap factor for each component stock as of the time the SX5E is being calculated.

Step Down Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-11

Step Down Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the Worst-Performing of the EURO STOXX 50® Index, the Nikkei Stock Average Index and the S&P 500® Index, due April 2, 2030

The SX5E is also subject to a divisor, which is adjusted to maintain the continuity of the SX5E values across changes due to corporate actions, such as the deletion and addition of stocks, the substitution of stocks, stock dividends, and stock splits.

Neither we nor any of our affiliates, including the selling agent, accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the SX5E or any successor to the SX5E.  STOXX does not guarantee the accuracy or the completeness of the SX5E or any data included in the SX5E.  STOXX assumes no liability for any errors, omissions, or disruption in the calculation and dissemination of the SX5E.  STOXX disclaims all responsibility for any errors or omissions in the calculation and dissemination of the SX5E or the manner in which the SX5E is applied in determining the amount payable on the notes at maturity.

The following graph shows the daily historical performance of the SX5E in the period from January 1, 2016 through March 26, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the SX5E was 5,565.93.

Historical Performance of the SX5E

This historical data on the SX5E is not necessarily indicative of the future performance of the SX5E or what the value of the notes may be. Any historical upward or downward trend in the level of the SX5E during any period set forth above is not an indication that the level of the SX5E is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the SX5E.

License Agreement

One of our affiliates has entered into a non-exclusive license agreement with STOXX providing for the license to it and certain of its affiliated companies, including us, in exchange for a fee, of the right to use indices owned and published by STOXX (including the SX5E) in connection with certain securities, including the notes offered hereby.

The license agreement requires that the following language be stated in this document:

STOXX and its licensors (the “Licensors”) have no relationship to us, other than the licensing of the SX5E and the related trademarks for use in connection with the notes. STOXX and its Licensors do not:

■sponsor, endorse, sell, or promote the notes;

■recommend that any person invest in the notes offered hereby or any other securities;

■have any responsibility or liability for or make any decisions about the timing, amount, or pricing of the notes;

■have any responsibility or liability for the administration, management, or marketing of the notes; or

■consider the needs of the notes or the holders of the notes in determining, composing, or calculating the SX5E, or have any obligation to do so.

STOXX and its Licensors will not have any liability in connection with the notes. Specifically:

■STOXX and its Licensors do not make any warranty, express or implied, and disclaims any and all warranty concerning:

Step Down Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-12

Step Down Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the Worst-Performing of the EURO STOXX 50® Index, the Nikkei Stock Average Index and the S&P 500® Index, due April 2, 2030

■the results to be obtained by the notes, the holders of the notes or any other person in connection with the use of the SX5E and the data included in the SX5E;

■the accuracy or completeness of the SX5E and its data;

■the merchantability and the fitness for a particular purpose or use of the SX5E and its data;

■STOXX and its Licensors will have no liability for any errors, omissions, or interruptions in the SX5E or its data; and

■Under no circumstances will STOXX be liable for any lost profits or indirect, punitive, special, or consequential damages or losses, even if STOXX or its Licensors knows that they might occur.

The licensing agreement discussed above is solely for our benefit and that of STOXX, and not for the benefit of the holders of the notes or any other third parties.

Step Down Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-13

Step Down Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the Worst-Performing of the EURO STOXX 50® Index, the Nikkei Stock Average Index and the S&P 500® Index, due April 2, 2030

The Nikkei Stock Average Index

The NKY, also known as the Nikkei 225 Index, is an equity index calculated, published, and disseminated by Nikkei Inc.  The NKY measures the composite price performance of selected Japanese stocks.  The NKY is currently based on 225 stocks (each, an “Index Stock”) trading on the Tokyo Stock Exchange (“TSE”) and represents a broad cross-section of Japanese industry.  All 225 of the Index Stocks are listed in the First Section of the TSE.  Index Stocks listed in the First Section are among the most actively traded stocks on the TSE.  The NKY started on September 7, 1950. However, it was retroactively calculated back to May 16, 1949, when the TSE reopened for the first time after World War II.

Calculation of the NKY

The NKY is a modified, price-weighted index.  Each Index Stock’s weight is based on its price per share rather than the total market capitalization of the issuer.  Nikkei Inc. calculates the NKY by multiplying the per share price of each Index Stock by the corresponding weighting factor for that Index Stock (a “Weight Factor”), calculating the sum of all these products and dividing that sum by a divisor.  The divisor is subject to periodic adjustments as set forth below.  Each Weight Factor is computed by dividing ¥50 by the presumed par value of the relevant Index Stock, so that the share price of each Index Stock when multiplied by its Weight Factor corresponds to a share price based on a uniform par value of ¥50.  Each Weight Factor represents the number of shares of the related Index Stock which are included in one trading unit of the NKY.  The stock prices used in the calculation of the NKY are those reported by a primary market for the Index Stocks, currently the TSE.  The level of the NKY is currently calculated once per 15 seconds during TSE trading hours.

In order to maintain continuity in the level of the NKY in the event of certain changes due to non-market factors affecting the Index Stocks, such as the addition or deletion of stocks, stock splits, or increase in paid-in capital, the divisor used in calculating the NKY is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the NKY.  The divisor remains at the new value until a further adjustment is necessary as the result of another change.  In the event of a change affecting any Index Stock, the divisor is adjusted in such a way that the sum of all share prices immediately after the change multiplied by the applicable Weight Factor and divided by the new divisor, i.e., the level of the NKY immediately after the change, will equal the level of the NKY immediately prior to the change.

Index Maintenance

The NKY is reviewed annually at the beginning of October. The purpose of the review is to maintain the representative nature of the Index Stocks. Stocks with high market liquidity are added and those with low liquidity are deleted. At the same time, to take changes in industry structure into account, the balance of the sectors, in terms of the number of constituents, is considered. Liquidity of a stock is assessed by the two measures: “trading value” and “magnitude of price fluctuation by volume,” which is calculated as (high price/low price) / volume. Among stocks on the TSE First Section, the top 450 stocks in terms of liquidity are selected to form the “high liquidity group”. Those constituents that are not in the high liquidity group are deleted. Those non-constituent stocks which are in the top 75 of the high liquidity group are added.

After the liquidity deletions and additions, constituents are deleted and added to balance the number of constituents among sectors, and to make the total number of the constituents equal 225. Among the 450 “high liquidity” stocks, half of those that belong to a sector are designated as the “appropriate number of stocks” for that sector. The actual number of constituents in a sector is then compared with its “appropriate number,” and if the actual number is larger or smaller than the “appropriate number,” then components are deleted or added, as necessary. Stocks to be deleted are selected from stocks with lower liquidity and stocks to be added are selected from stocks with higher liquidity. Stocks selected according to the foregoing procedures are candidates for addition or deletion, as applicable, and the final determinations will be made by Nikkei Inc.

The NKY is also reviewed on an ongoing basis in response to extraordinary developments, such as bankruptcies or mergers. Any stock becoming ineligible for listing in the TSE First Section due to any of the following reasons will be removed from the NKY: (i) bankruptcy and liquidation events; (ii) corporate restructurings, such as mergers, share exchanges or share transfers; (iii) excess debt or other reasons; or (iv) transfer to the TSE Second Section. In addition, a component stock designated as “security under supervision” becomes a deletion candidate. However, the decision to delete such a candidate will be made by examining the sustainability and the probability of delisting for each individual case. Upon deletion of a stock from the NKY, Nikkei Inc. will generally select as a replacement the most liquid stock that is both in the “high liquidity group” and in the same sector as the deleted stock. When deletions are known in advance, replacements may be selected as part of the periodic review process or by using similar procedures.

The Tokyo Stock Exchange

The TSE is one of the world’s largest securities exchanges in terms of market capitalization.  Trading hours for most products listed on the TSE are currently from 9:00 A.M. to 11:00 A.M. and from 12:30 P.M. to 3:00 P.M., Tokyo time, Monday through Friday.

Due to the time zone difference, on any normal trading day, the TSE will close prior to the opening of business in New York City on the same calendar day.  Therefore, the closing level of the NKY on a trading day will generally be available in the U.S. by the opening of business on the same calendar day.

The TSE has adopted certain measures, including daily price floors and ceilings on individual stocks, intended to prevent any extreme short-term price fluctuations resulting from order imbalances.  In general, any stock listed on the TSE cannot be traded at a price lower than the applicable price floor or higher than the applicable price ceiling.  These price floors and ceilings are expressed in absolute Japanese yen, rather than percentage limits based on the closing price of the stock on the previous trading day.  In addition, when there

Step Down Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-14

Step Down Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the Worst-Performing of the EURO STOXX 50® Index, the Nikkei Stock Average Index and the S&P 500® Index, due April 2, 2030

is a major order imbalance in a listed stock, the TSE posts a “special bid quote” or a “special asked quote” for that stock at a specified higher or lower price level than the stock’s last sale price in order to solicit counter-orders and balance supply and demand for the stock.  The TSE may also suspend the trading of individual stocks in certain limited and extraordinary circumstances, including, for example, unusual trading activity in that stock.  As a result, changes in the NKY may be limited by price limitations or special quotes, or by suspension of trading, on individual stocks that make up the NKY, and these limitations, in turn, may adversely affect the market value of the notes.

The following graph shows the daily historical performance of the NKY in the period from January 1, 2016 through March 26, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the NKY was 53,603.65.

Historical Performance of the NKY

This historical data on the NKY is not necessarily indicative of the future performance of the NKY or what the value of the notes may be. Any historical upward or downward trend in the level of the NKY during any period set forth above is not an indication that the level of the NKY is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the NKY.

License Agreement

We have entered into an agreement with Nikkei Inc. providing us with a non-exclusive license with the right to use the NKY in exchange for a fee.  The NKY is the intellectual property of Nikkei Inc. (the “index sponsor”), formerly known as Nihon Keizai Shimbum, Inc. “Nikkei”, “Nikkei Stock Average”, and “Nikkei 225” are the service marks of Nikkei Inc. Nikkei Inc. reserves all the rights, including copyright, to the NKY.

The notes are not in any way sponsored, endorsed or promoted by the index sponsor. The index sponsor does not make any warranty or representation whatsoever, express or implied, either as to the results to be obtained as to the use of the NKY or the figure at which the NKY stands at any particular day or otherwise. The NKY is compiled and calculated solely by the index sponsor. However, the index sponsor shall not be liable to any person for any error in the NKY and the index sponsor shall not be under any obligation to advise any person, including a purchaser or seller of the notes, of any error therein.

In addition, the index sponsor gives no assurance regarding any modification or change in any methodology used in calculating the NKY and is under no obligation to continue the calculation, publication and dissemination of the NKY.

Step Down Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-15

Step Down Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the Worst-Performing of the EURO STOXX 50® Index, the Nikkei Stock Average Index and the S&P 500® Index, due April 2, 2030

The S&P 500® Index

The SPX includes a representative sample of 500 companies in leading industries of the U.S. economy. The SPX is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the SPX is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

The SPX includes companies from eleven main groups: Communication Services; Consumer Discretionary; Consumer Staples; Energy; Financials; Health Care; Industrials; Information Technology; Real Estate; Materials; and Utilities. S&P Dow Jones Indices LLC (“SPDJI”), the sponsor of the SPX, may from time to time, in its sole discretion, add companies to, or delete companies from, the SPX to achieve the objectives stated above.

Company additions to the SPX must have an unadjusted company market capitalization of $20.5 billion or more (an increase from the previous requirement of an unadjusted company market capitalization of $18.0 billion or more).

SPDJI calculates the SPX by reference to the prices of the constituent stocks of the SPX without taking account of the value of dividends paid on those stocks. As a result, the return on the notes will not reflect the return you would realize if you actually owned the SPX constituent stocks and received the dividends paid on those stocks.

Computation of the SPX

While SPDJI currently employs the following methodology to calculate the SPX, no assurance can be given that SPDJI will not modify or change this methodology in a manner that may affect payments on the notes.

Historically, the market value of any component stock of the SPX was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, SPDJI began shifting the SPX halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the SPX to full float adjustment on September 16, 2005. SPDJI’s criteria for selecting stocks for the SPX did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the SPX.

Under float adjustment, the share counts used in calculating the SPX reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.

In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the SPX. Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.

Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares, are normally part of the float unless those shares form a control block. If a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class are treated as a control block.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding. Available float shares are defined as the total shares outstanding less shares held by control holders. This calculation is subject to a 5% minimum threshold for control blocks. For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, SPDJI would assign that company an IWF of 1.00, as no control group meets the 5% threshold. However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, SPDJI would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control. As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the SPX. Constituents of the SPX prior to July 31, 2017 with multiple share class lines will be grandfathered in and continue to be included in the SPX. If a constituent company of the SPX reorganizes into a multiple share class line structure, that company will remain in the SPX at the discretion of the S&P Index Committee in order to minimize turnover.

The SPX is calculated using a base-weighted aggregate methodology. The level of the SPX reflects the total market value of all component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to work with and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941- 43 = 10. In practice, the daily calculation of the SPX is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the SPX, it serves as a link to the original base period level of the SPX. The index divisor keeps the SPX comparable over time and is the manipulation point for all adjustments to the SPX, which is index maintenance.

Step Down Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-16

Step Down Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the Worst-Performing of the EURO STOXX 50® Index, the Nikkei Stock Average Index and the S&P 500® Index, due April 2, 2030

Index Maintenance

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the SPX, and do not require index divisor adjustments.

To prevent the level of the SPX from changing due to corporate actions, corporate actions which affect the total market value of the SPX require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the SPX remains constant and does not reflect the corporate actions of individual companies in the SPX. Index divisor adjustments are made after the close of trading and after the calculation of the SPX closing level.

Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. Share changes due to mergers or acquisitions of publicly held companies that trade on a major exchange are implemented when the transaction occurs, even if both of the companies are not in the same headline index, and regardless of the size of the change. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at-the-market offerings, or other recapitalizations) are made weekly and are announced on Fridays for implementation after the close of trading on the following Friday. Changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.

If a change in a company’s shares outstanding of 5.00% or more causes a company’s IWF to change by five percentage points or more, the IWF is updated at the same time as the share change. IWF changes resulting from partial tender offers are considered on a case by case basis.

The following graph shows the daily historical performance of the SPX in the period from January 1, 2016 through March 26, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the SPX was 6,477.16.

Historical Performance of the SPX

This historical data on the SPX is not necessarily indicative of the future performance of the SPX or what the value of the notes may be. Any historical upward or downward trend in the level of the SPX during any period set forth above is not an indication that the level of the SPX is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the SPX.

License Agreement

S&P® is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed for use by S&P Dow Jones Indices LLC. “Standard & Poor’s®,” “S&P 500®” and “S&P®” are trademarks of S&P. These trademarks have been sublicensed for certain purposes by our affiliate, MLPF&S. The Index is a product of S&P Dow Jones Indices LLC and/or its affiliates and has been licensed for use by MLPF&S.

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Step Down Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the Worst-Performing of the EURO STOXX 50® Index, the Nikkei Stock Average Index and the S&P 500® Index, due April 2, 2030

The notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Index to track general market performance. S&P Dow Jones Indices’ only relationship to MLPF&S with respect to the Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The Index is determined, composed and calculated by S&P Dow Jones Indices without regard to us, BAC, MLPF&S, BofAS or the notes. S&P Dow Jones Indices have no obligation to take our needs, BAC’s needs or the needs of MLPF&S or holders of the notes into consideration in determining, composing or calculating the Index. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on the Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors. Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice. Notwithstanding the foregoing, S&P Dow Jones LLC and its affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by us, but which may be similar to and competitive with the notes. In addition, S&P Dow Jones LLC and its affiliates may trade financial products which are linked to the performance of the Index. It is possible that this trading activity will affect the value of the notes.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, BAC, MLPF&S, BOFAS, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND MLPF&S, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

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Step Down Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the Worst-Performing of the EURO STOXX 50® Index, the Nikkei Stock Average Index and the S&P 500® Index, due April 2, 2030

Supplement to the Plan of Distribution; Conflicts of Interest

Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

MLPF&S will purchase the notes from BofAS for resale, and will receive a discount in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet.

We will pay a fee to LFT Securities, LLC for providing certain electronic platform services with respect to this offering, which will reduce the economic terms of the notes to you. An affiliate of BofAS has an ownership interest in LFT Securities, LLC.

MLPF&S and BofAS, each a broker-dealer subsidiary of BAC, are members of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the case of BofAS, and as dealer, in the case of MLPF&S, in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 5121 applicable to FINRA members. Neither BofAS nor MLPF&S may make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

We will deliver the notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 10,000 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Indices and the remaining term of the notes. However, neither we nor any of our affiliates is obligated to purchase your notes at any price, or at any time, and we cannot assure you that we or any of our affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

The value of the notes shown on your account statement will be based on BofAS’s estimate of the value of the notes if BofAS or another of our affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

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Step Down Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the Worst-Performing of the EURO STOXX 50® Index, the Nikkei Stock Average Index and the S&P 500® Index, due April 2, 2030

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Indices.  The related guarantees are BAC’s obligations. As is the case for all of our and BAC’s respective debt securities, including our market-linked notes, the economic terms of the notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing.  In addition, because market-linked notes result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of notes at a rate that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This rate, which we refer to in this term sheet as BAC’s internal funding rate, is typically lower than the rate BAC would pay when it issues conventional fixed or floating rate debt securities. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the notes on the pricing date being less than their public offering price.

At maturity, if not previously automatically called, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Indices and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates.  The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S, BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Indices, the tenor of the notes and the tenor of the hedging arrangements.  The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements. These hedging arrangements are expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but could also result in a loss.

For further information, see “Risk Factors—Valuation and Market-related Risks” and “—Conflict-related Risks” beginning on page PS-7 and PS-10, respectively, and “Use of Proceeds” on page PS-23 of the accompanying product supplement.

Validity of the Notes

In the opinion of Sidley Austin LLP, as counsel to BofA Finance and BAC, when the trustee has made the appropriate entries or notations on Schedule 1 to the master global note that represents the notes (the “Master Note”) identifying the notes offered hereby as supplemental obligations thereunder in accordance with the instructions of BofA Finance, and the notes have been delivered against payment as contemplated herein, such notes will be valid and binding obligations of BofA Finance, and the related guarantee will be a valid and binding obligation of BAC, in each case, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Delaware Limited Liability Company Act, the Delaware General Corporation Law and the laws of the State of New York as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and due authentication of the Master Note and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated October 1, 2025 which has been filed as Exhibit 5.3 to the Company’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission on October 1, 2025.

Step Down Autocallable Contingent Coupon (with Memory) Barrier Notes	TS-20

Step Down Autocallable Contingent Coupon (with Memory) Barrier Notes Linked to the Worst-Performing of the EURO STOXX 50® Index, the Nikkei Stock Average Index and the S&P 500® Index, due April 2, 2030

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

■There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.

■You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a contingent income-bearing single financial contract with respect to the Indices.

■Under this characterization and tax treatment of the notes, a U.S. Holder (as defined in the prospectus) generally will recognize capital gain or loss upon maturity or upon a sale, exchange or redemption of the notes prior to maturity. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

■No assurance can be given that the Internal Revenue Service (“IRS”) or any court will agree with this characterization and tax treatment.

■We intend to take the position that any Contingent Coupon Payments constitute taxable ordinary income to a U.S. Holder at the time received or accrued, in accordance with the U.S. Holder’s method of tax accounting.

■Because the U.S. federal income tax treatment of the Contingent Coupon Payments is uncertain, we (or the applicable paying agent) will withhold U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) on the entire amount of any Contingent Coupon Payment made to a Non-U.S. Holder unless such payments are effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the U.S. (in which case, to avoid withholding, the Non-U.S. Holder will be required to provide a Form W-8ECI). We (or the applicable paying agent) will not pay any additional amounts in respect of such withholding.

■Under current IRS guidance, withholding on “dividend equivalent” payments (as discussed in the product supplement), if any, will not apply to notes that are issued as of the date of this term sheet unless such notes are “delta-one” instruments.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-48 of the accompanying product supplement.

Where You Can Find More Information

We and BAC have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents relating to this offering that we and BAC have filed with the SEC, for more complete information about us, BAC and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.

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